Exhibit 99.1

Hercules Capital Reports Record Fourth Quarter and Full-Year 2018 Financial Results

Company Achieves Multiple Records for Total New Debt and Equity Commitments, Total Gross Fundings, Total Investment Income, Net Investment Income, Total Investment Assets and Total Debt Investments

Record FY2018 New Debt and Equity Commitments of $1.21 Billion, up 37.6% Year-over-Year

Record Net Portfolio Growth of $312.9 Million, leading to Record Total Debt Investments of $1.75 billion, at cost, an increase of 21.7% year-over-year

Received Stockholder Approval to Reduce Its Asset Coverage Requirement from 200% to 150%

Net Investment Income of $0.32 per Share provides 103% Coverage of Regular Dividend Distribution Payout

Record Undistributed Earnings Spillover of ~$30.7 million, or $0.32 Earnings per Share(1)

Q4 2018 Financial Achievements and Highlights

●	Net Investment Income “NII” of $30.6 million, or $0.32 per share, an increase of 24.8% year-over-year
●	Total Investment Income of $56.9 million, an increase of 13.3% year-over-year
●	Distributable Net Operating Income(2) “DNOI,” a non-GAAP measure, of $33.9 million, or $0.35 per share
●	New debt and equity commitments of $249.4 million
●	Total gross fundings of $254.7 million
●	Unscheduled early principal repayments or “early loan repayments” of $63.9 million
●	13.6% Return on Average Equity “ROAE” (NII/Average Equity)
●	6.8% Return on Average Assets “ROAA” (NII/Average Assets)
●	Regulatory leverage of 87.0% and net regulatory leverage, a non-GAAP measure, of 83.4%(3)
●	13.5% GAAP Effective Yields and 12.9% Core Yields(4), a non-GAAP measure

Full-year ending December 31, 2018 Financial Highlights

●	Record Total Assets of $1.94 billion, an increase of 17.6%, as compared to $1.65 billion for the 12 months ending December 31, 2017
●	Record Total Debt Investments of $1.73 billion, at fair value, an increase of 22.4%, as compared to $1.42 billion for the 12 months ended December 31, 2017
●	Record total new debt and equity commitments of $1.21 billion, an increase of 37.6%, as compared to $881.9 million for the 12 months ending December 31, 2017
●	Record Total Gross Fundings of $960.8 million, an increase of 25.6%, as compared to $764.8 million for the 12 months ending December 31, 2017
●	Record NII of $108.7 million, or $1.19 per share, an increase of 12.7%, as compared to $96.4 million for the 12 months ending December 31, 2017
●	Record Total Investment Income of $207.8 million, an increase of 8.8%, as compared to $190.9 million for the 12 months ending December 31, 2017
●	Unscheduled early principal repayments of $486.6 million

Footnotes:

(1)	Per Share calculation based on weighted shares of common stock outstanding of 96.4 million, subject to final tax filings in 2018
(2)

Distributable Net Operating Income, “DNOI” represents net investment income as determined in accordance with U.S. generally accepted accounting principles, or GAAP, adjusted for amortization of employee restricted stock awards and stock options.

(3)	Net regulatory leverage is defined as regulatory leverage less cash balance at period end
(4)	Core Yield excludes Early Loan Repayments and One-Time Fees, and includes income and fees from expired commitments

PALO ALTO, Calif., February 21, 2019 - Hercules Capital, Inc. (NYSE: HTGC) (“Hercules” or the “Company”), the largest and leading specialty financing provider to innovative venture growth stage companies backed by leading venture capital and select private equity firms, today announced its financial results for the fourth quarter and full-year ended December 31, 2018.

The Company announced that its Board of Directors has declared a fourth quarter cash distribution of $0.31 per share, respectively, that will be payable on March 11, 2019, to shareholders of record as of March 4, 2019.

“We capped off a record year with a strong finish in Q4 2018, setting multiple records for Total New Debt and Equity Commitments, Total Investment Income, Net Investment Income, Total Investment Assets and Total Debt Investments for the year, delivering record portfolio growth, and generating NII in excess of our dividend distribution payout while increasing our earnings spill-over for future potential dividend increases or supplemental dividend distributions,” stated Manuel A. Henriquez, chairman and chief executive officer of Hercules. “2018 truly showed the benefits of our scale and platform capabilities as we continue to leverage our industry-leading venture debt platform and market leadership position, which resulted in total debt and equity commitments of $249.4 million and total gross fundings $254.7 million in Q4, and ending the year with a record debt investment portfolio balance of $1.75 billion. Our healthy ecosystem continues to fuel our investment pipeline as venture capital fundraising and investment remained at record levels, while the IPO market exhibits ever-increasing signs of renewed optimism with many notable companies preparing for their IPO debuts in 1H2019. This includes two of our own portfolio companies that completed IPOs in February 2019, and five more that have filed for their respective IPO debuts. We remain very optimistic as we head into 2019, subject to existing market conditions remaining favorable.”

Henriquez continued, “Our balance sheet remains highly liquid and asset sensitive which positions Hercules to benefit from the recent increases in PRIME. Our debt investment portfolio continues to deliver strong core and effective yields while also benefiting from reduced early loan repayments in the quarter, allowing our debt investment portfolio to grow. We finished Q4 2018 with a strong liquidity position of $156.2 million, and our access to the capital markets keeps us well positioned to fund our expected loan portfolio growth throughout the year in 2019. We remain very active in the capital markets, having recently completed our fourth securitization raising an additional $250.0 million of capital to continue to fund our investment portfolio growth. This transaction caps off a remarkable year for Hercules in which we raised approximately $708.0 million of new debt and equity capital, expanding and diversifying our sources of capital and providing long-dated maturities to help support our growth and deliver increased earnings in 2019 and beyond.”

Henriquez concluded, “Finally, I am very pleased to welcome Seth Meyer, who will join our executive team as the new Chief Financial Officer on March 4, 2019. As we continue to set a path for organic growth and potential future expansion of our product offerings to our innovative companies, Seth will be in integral part of our senior management team, as we focus on the growth opportunities before us and look to achieve our long-term growth objectives.”

Q4 2018 Review and Operating Results

Debt Investment Portfolio

Hercules achieved another strong quarter of new commitments, totaling $249.4 million, and gross fundings of $254.7 million.

During the quarter, Hercules realized early loan repayments of $63.9 million, which along with normal scheduled amortization of $23.2 million, resulted in total debt repayments of $87.1 million.

The strong new debt investment origination and funding activities lead to net debt investment portfolio growth of $144.9 million during the fourth quarter, on a cost basis.

The Company’s total investment portfolio, (at cost and fair value) by category, quarter-over-quarter and year-over-year are highlighted below:

Total Investment Portfolio: Q3 2018 to Q4 2018

(in millions)	Debt	Equity	Warrants	Total Portfolio
Balances at Cost at 9/30/18	$1,608.0	$168.6	$36.5	$1,813.1
New fundings(a)	230.1	23.4	1.1	254.6
Warrants not related to Q4 2018 fundings	—	—	—	—
Early payoffs(b)	(63.9)	—	—	(63.9)
Principal payments received on investments	(23.2)	—	—	(23.2)
Net changes attributed to conversions, liquidations, and fees	1.9	(0.1)	(1.9)	(0.1)
Net activity during Q4 2018	144.9	23.3	(0.8)	167.4
Balances at Cost at 12/31/18	$1,752.9	$191.9	$35.7	$1,980.5

Balances at Value at 9/30/18	$1,603.3	$127.4	$29.8	$1,760.5
Net activity during Q4 2018	144.9	23.3	(0.8)	167.4
Net change in unrealized appreciation (depreciation)	(14.7)	(30.5)	(2.3)	(47.5)
Total net activity during Q4 2018	130.2	(7.2)	(3.1)	119.9
Balances at Value at 12/31/18	$1,733.5	$120.2	$26.7	$1,880.4

(a)	New fundings amount does not include revolver loans during Q4 2018.
(b)	Unscheduled paydowns include $1M paydown on revolvers during Q4 2018.

Debt Investment Portfolio Balances by Quarter

(in millions)	Q4 2018	Q3 2018	Q2 2018	Q1 2018	Q4 2017

Ending Balance at Cost	$1,752.9	$1,608.0	$1,554.2	$1,368.6	$1,440.0

Weighted Average Balance	$1,685.0	$1,555.0	$1,470.0	$1,364.0	$1,413.0

As of December 31, 2018, 85.3% of the Company’s debt investments were in a senior secured first lien position.

Effective Portfolio Yield and Growing Core Portfolio Yield (“Core Yield”)

Effective yields on Hercules’ debt investment portfolio were 13.5% during Q4 2018, the same level as Q3 2018. The Company realized $63.9 million of early loan repayments in Q4 2018 compared to $64.9 million in Q3 2018, or a decrease of 1.5%. Effective portfolio yields generally include the effects of fees and income accelerations attributed to early loan repayments, and other one-time events. Effective yields are materially impacted by elevated levels of early loan repayments and derived by dividing total investment income by the weighted average earning investment portfolio assets outstanding during the quarter, which excludes non-interest earning assets such as warrants and equity investments.

Core yields, a non-GAAP measure, were 12.9% during Q4 2018, exceeding the upper end of the Company’s 2018 expected range of 11.5% to 12.5%, and above the 12.7% level achieved in Q3 2018. Hercules defines core yield as yields that generally exclude any benefit from income related to early repayments attributed to the acceleration of unamortized income and prepayment fees and includes income from expired commitments.

Income Statement

Total investment income increased to $56.9 million for Q4 2018, compared to $50.2 million in Q4 2017, an increase of 13.3% year-over-year. The increase is primarily attributable to a higher average debt investment balance between periods along with an increase in the core yield from 12.5% in Q4 2017 to 12.9% in Q4 2018.

Non-interest and fee expenses increased to $14.4 million in Q4 2018 versus $12.6 million for Q4 2017. The increase was primarily due to an increase in G&A and stock-based compensation expenses, offset by lower variable compensation expenses.

Interest expense and fees were $11.9 million in Q4 2018, compared to $13.0 million in Q4 2017. The decrease was due to a lower weighted average cost of borrowings comprised of interest and fees, of 5.3% in Q4 2018, a decrease from 6.4% in Q4 2017. The lower weighted average cost of borrowings resulted from the issuance of the 5.25% Notes due 2025 in April 2018, 6.25% Notes due 2033 in October 2018, and 4.605% fixed rate asset-backed notes due 2027 (the “2027 Asset-Backed Notes”) in November 2018, as well as increased average borrowing under our credit facilities.

NII – Net Investment Income

NII for Q4 2018 was $30.6 million, or $0.32 per share, based on 96.4 million basic weighted average shares outstanding, compared to $24.5 million, or $0.29 per share, based on 83.8 million basic weighted average shares outstanding in Q4 2017, an increase of 24.9% year-over-year. The increase is primarily attributable to a higher average debt investment balance between periods along with an increase in the core yield from 12.5% in Q4 2017 to 12.9% in Q4 2018.

DNOI - Distributable Net Operating Income

DNOI, a non-GAAP measure, for Q4 2018 was $33.9 million, or $0.35 per share, compared to $26.1 million, or $0.31 per share, in Q4 2017.

DNOI is a non-GAAP financial measure. The Company believes that DNOI provides useful information to investors and management because it measures Hercules’ operating performance, exclusive of employee stock compensation, which represents expense to the Company, but does not require settlement in cash. DNOI includes income from payment-in-kind, or “PIK”, and back-end fees that are generally not payable in cash on a regular basis, but rather at investment maturity. Hercules believes disclosing DNOI and the related per share measures are useful and appropriate supplements and not alternatives to GAAP measures for net operating income, net income, earnings per share and cash flows from operating activities.

Continued Credit Discipline and Strong Credit Performance

Hercules’ net cumulative realized gain/(loss) position, since its first origination activities in October 2004 through December 31, 2018, (including net loan, warrant and equity activity) on investments, totaled ($40.1) million, on a GAAP basis, spanning 15 years of investment activities.

When compared to total new debt investment commitments during the same period of over $8.5 billion, the total realized gain/(loss) since inception of ($40.1) million represents approximately 47 basis points “bps,” or 0.47%, of cumulative debt commitments, or an effective annualized loss rate of 3 bps, or 0.03%.

Realized Gains/(Losses)

During Q4 2018, Hercules had gross realized gains/(losses) of $(0.6) million primarily from gross realized gains of $1.4 million, offset by the liquidation, write-off or expiration of warrant and equity investments in seven (7) portfolio companies and a debt investment in one (1) portfolio company, of ($2.0) million.

Unrealized Appreciation/(Depreciation)

During Q4 2018, Hercules recorded $47.1 million of net unrealized depreciation primarily related to mark-to-market changes which were mainly driven by the volatility in the public markets in Q4 2018 which adversely impacted our public equity and warrant investments, as well as our private investments. The allocation was:

●	($33.9) million of unrealized depreciation which was attributable to our mark-to-market adjustments based on comparable public peer group performance
○	($17.7) million of unrealized depreciation which was attributable to our private securities mark-to-market adjustments based on comparable public peer group performance; and
○	($16.2) million of unrealized depreciation was directly attributed to our public securities mark-to-market performance adjustments;
●	($9.1) million of unrealized depreciation due to collateral-based impairments;
●	($6.6) million was related to mark-to-market yields adjustments; and
●	$2.5 million was related to the reversal of unrealized depreciation from actual realizations

Portfolio Asset Quality

As of December 31, 2018, the weighted average grade of the debt investment portfolio remained level at 2.18, on a cost basis, compared to 2.23 as of September 30, 2018, based on a scale of 1 to 5, with 1 being the highest quality. Hercules’ policy is to generally adjust the credit grading down on its portfolio companies as they approach their expected need for additional growth equity capital to fund their respective operations for the next 9-14 months.

Additionally, Hercules may selectively downgrade portfolio companies, from time to time, if they are not meeting the Company’s financing criteria, underperforming relative to their respective business plans, or approaching an additional round of new equity capital investment. It is expected that venture growth stage companies typically require multiple additional rounds of equity capital, generally every 9-14 months, since they are not generating positive cash flows for their operations. Various companies in the Company’s portfolio will require additional rounds of funding from time to time to maintain their operations.

As of December 31, 2018, grading of the debt investment portfolio at fair value, excluding warrants and equity investments, was as follows:

Credit Grading at Fair Value, Q4 2018 - Q4 2017 ($ in millions)
	Q4 2018		Q3 2018		Q2 2018		Q1 2018		Q4 2017
Grade 1 - High	$311.6	18.0%	$150.2	9.4%	$247.5	16.0%	$141.8	10.6%	$345.2	24.4%
Grade 2	$885.1	51.1%	$987.5	61.6%	$791.9	51.2%	$599.8	44.9%	$583.0	41.2%
Grade 3	$474.9	27.3%	$420.2	26.2%	$463.7	30.0%	$548.0	41.0%	$443.8	31.3%
Grade 4	$60.3	3.5%	$44.5	2.7%	$42.0	2.7%	$33.6	2.5%	$41.7	2.9%
Grade 5 - Low	$1.6	0.1%	$0.9	0.1%	$0.9	0.1%	$13.2	1.0%	$2.3	0.2%

Weighted Avg.	2.18		2.23		2.21		2.43		2.17

Non-Accruals

Non-accruals declined as a percentage of the overall investment portfolio in the fourth quarter of 2018. As of December 31, 2018, the Company had two (2) debt investments on non-accrual with a cumulative investment cost and fair value of approximately $2.7 million and $0.0 million, respectively, or 0.1% and 0.0% as a percentage of the Company’s total investment portfolio at cost and value, respectively.

Compared to September 30, 2018, the Company had two (2) debt investments on non-accrual with cumulative investment cost and fair value of approximately $2.8 million and $0.0 million, respectively, or 0.2% and 0.0% as a percentage of the total investment portfolio at cost and value, respectively.

	Q4 2018	Q3 2018	Q2 2018	Q1 2018	Q4 2018

Total Investments at Cost	$1,980.5	$1,813.1	$1,757.6	$1,576.3	$1,619.8

Loans on non-accrual as a % of Total Investments at Value	0.0%	0.0%	0.0%	0.0%	0.0%

Loans on non-accrual as a % of Total Investments at Cost	0.1%	0.2%	0.2%	0.8%	0.9%

Liquidity and Capital Resources

The Company ended Q4 2018 with $156.2 million in available liquidity, including $34.2 million in unrestricted cash and cash equivalents, and $122.0 million in available credit facilities, subject to existing terms and advance rates and regulatory and covenant requirements.

On November 1, 2018, the Company completed a term debt securitization in connection with which an affiliate of the Company made an offering of $200 million in aggregate principal amount of the 2027 Asset-Backed Notes. The 2027 Asset-Backed Notes were rated A(sf) by Kroll Bond Rating Agency, Inc. (“KBRA”). Interest on the 2027 Asset-Backed Notes will be paid, to the extent of funds available, at a fixed rate of 4.605% per annum. The 2027 Asset-Backed Notes have a stated maturity of November 22, 2027.

On January 22, 2019, the Company completed a term debt securitization in connection with which an affiliate of the Company made an offering of $250 million in aggregate principal amount of fixed-rate asset-backed notes due 2028 (the “2028 Asset-Backed Notes”). The 2028 Asset-Backed Notes were rated A(sf) KBRA. Interest on the 2028 Asset-Backed Notes will be paid, to the extent of funds available, at a fixed rate of 4.703% per annum. The 2028 Asset-Backed Notes have a stated maturity of February 22, 2028.

On December 7, 2018, the Board of Directors approved a full redemption, in two equal transactions, of $83.5 million of the outstanding aggregate principal amount of the 2024 Notes. The 2024 Notes were fully redeemed on January 14, 2019 and February 4, 2019.

During Q4 2018, the Company sold 94,000 shares of common stock, which were issued under the equity ATM program, for total accumulated net proceeds of approximately $957,000, including $150,000 of offering expenses.

For the twelve months ended December 31, 2018, the Company sold 5.1 million shares of common stock under the equity ATM program for total accumulated net proceeds of approximately $63.3 million, including $1.5 million of offering expenses.

Bank Facilities

As of December 31, 2018, Hercules has two committed accordion credit facilities, one with Wells Fargo Capital Finance, part of Wells Fargo & Company (NYSE: WFC) (the “Wells Fargo Facility”), and another with Union Bank (the “Union Bank Facility”) for $75.0 million and $100.0 million, respectively. The Wells Fargo and Union Bank Facilities both include an uncommitted accordion feature that enables the Company to increase the existing facilities to a maximum value of $300.0 million and $200.0 million, respectively, or $500.0 million in aggregate. Pricing at December 31, 2018 under the Wells Fargo Facility and Union Bank Facility were both LIBOR+3.25%, and no floor, respectively. There were $39.8 million in outstanding borrowings under the Union Bank Facility and $13.1 million in outstanding borrowings under the Wells Fargo Facility, for a total of $52.9 million at December 31, 2018.

On January 11, 2019, the Company entered into the Seventh Amendment to the Wells Facility. Among others, the amendment amends certain key provisions of the Wells Facility to increase Wells Fargo Capital Finance’s commitments thereunder from $75.0 million to $125.0 million, reduces the current interest rate to LIBOR plus 3.00% with a natural floor of 3.00%, and extends the maturity date to January 2023. The advance rate was increased to 55% against eligible loans.

On February 20, 2019, the Company replaced its existing $100.0 million credit facility with MUFG Union Bank with a new credit facility under which City National, Umpqua Bank, Hitachi Capital America Corporation and Mutual of Omaha Bank, together with MUFG Union Bank, have committed a total of $200.0 million in credit capacity subject to borrowing base, leverage and other restrictions. The new credit facility also includes an uncommitted accordion feature of $100.0 million. The interest rate applicable to borrowings under the new credit facility has been reduced to LIBOR plus 2.70%. The new credit facility matures in February 2022, plus a 12-month amortization period. The advance rate under the new credit facility has been increased to 55% against eligible loans.

Leverage

On December 6, 2018, the Company announced that its stockholders approved the proposal to reduce its asset coverage requirement from 200% to 150% at the Company's special stockholders meeting (“Special Meeting”) held on December 6, 2018. This reduction applies the modified asset coverage requirements as amended by the Small Business Credit Availability Act, which was passed into law on March 23, 2018. At the Special Meeting, a quorum was reached with stockholder’s voting 91.5% in favor of the proposal.

Hercules’ GAAP leverage ratio, including its SBA debentures, was 102.6%, as of December 31, 2018. Hercules’ regulatory leverage, or debt to equity ratio, excluding our Small Business Administration “SBA” debentures, was 87.0% and net regulatory leverage, a non-GAAP measure (excluding cash of approximately $34.2 million), was 83.4%, as of December 31, 2018. Hercules’ net leverage ratio, including its SBA debentures, was 99.0%, as of December 31, 2018.

Available Unfunded Commitments – Representing 7.1% of total assets

The Company’s unfunded commitments and contingencies consist primarily of unused commitments to extend credit in the form of loans to select portfolio companies. A portion of these unfunded contractual commitments are dependent upon the portfolio company reaching certain milestones in order to gain access to additional funding. Furthermore, our credit agreements contain customary lending provisions that allow us relief from funding obligations for previously made commitments. In addition, since a portion of these commitments may also expire without being drawn, unfunded contractual commitments do not necessarily represent future cash requirements.

As of December 31, 2018, the Company had $139.0 million of available unfunded commitments at the request of the portfolio company and unencumbered by any milestones, including undrawn revolving facilities, representing 7.1% of Hercules’ total assets. This decreased from the previous quarter of $171.9 million of available unfunded commitments at the request of the portfolio company or 9.4% of Hercules’ total assets.

Existing Pipeline and Signed Term Sheets

After closing $249.4 million in new debt and equity commitments in Q4 2018, Hercules has pending commitments of $290.6 million in signed non-binding term sheets outstanding as of February 18, 2019. Since the close of Q4 2018 and as of February 18, 2019, Hercules closed new debt and equity commitments of $55.0 million to new and existing portfolio companies and funded $67.8 million.

Signed non-binding term sheets are subject to satisfactory completion of Hercules’ due diligence and final investment committee approval process as well as negotiations of definitive documentation with the prospective portfolio companies. These non-binding term sheets generally convert to contractual commitments in approximately 90 days from signing. It is important to note that not all signed non-binding term sheets are expected to close and do not necessarily represent future cash requirements or investments.

Net Asset Value

As of December 31, 2018, the Company’s net assets were $955.4 million, compared to $1.0 billion at the end of Q3 2018. NAV per share decreased 4.6% to $9.90 on 96.5 million outstanding shares of common stock as of December 31, 2018, compared to $10.38 on 96.8 million outstanding shares of common stock as of September 30, 2018. The decrease in NAV per share was primarily attributed to a change in unrealized depreciation during the quarter.

On December 17, 2018, the Board of Directors authorized a stock repurchase plan to acquire up to $25.0 million in the aggregate of Hercules’ common stock at prices that may be above or below net asset value, in accordance with the guidelines specified in Rule 10b-18 and Rule 10b5-1 of the Securities Exchange Act of 1934. The Company may repurchase shares of its common stock in the open market, including block purchases, at prices that may be above or below NAV as reported in the most recently published financial statements. Unless extended or terminated by its Board of Directors, Hercules expects the share repurchase program to be in effect until June 18, 2019, or until the approved dollar amount has been used to repurchase shares.

During the three months ended December 31, 2018, the Company repurchased 376,466 shares of common stock at an average price of $10.77 per share.

High Asset Sensitivity – Expected Increase in Prime Rate Will Benefit Hercules and Help Drive Future Earnings Growth

Hercules has purposely constructed an asset sensitive debt investment portfolio and has structured its debt borrowings for any eventual increases in market rates that may occur in the near future. With 97.3% of our debt investment portfolio being priced at floating interest rates as of December 31, 2018, with a Prime or LIBOR-based interest rate floor, coupled with 94.5% of our outstanding debt borrowings bearing fixed interest rates, this leads to higher net investment income to our shareholders.

Based on Hercules’ Consolidated Statement of Assets and Liabilities as of December 31, 2018, the following table shows the approximate annualized increase in components of net income resulting from operations of hypothetical base rate changes in interest rates, such as Prime Rate, assuming no changes in Hercules’ debt investments and borrowings. These estimates are subject to change due to the impact from active participation in the Company’s equity ATM program.

We expect each 25-bps increase in the Prime Rate to contribute approximately $3.9 million, or $0.04 per share, of net investment income annually.

(in thousands)	Interest	Interest	Net	EPS(2)
Basis Point Change	Income(1)	Expense	Income
25	$3,911	$40	$3,871	$0.04
50	$8,048	$80	$7,968	$0.08
75	$12,203	$119	$12,084	$0.13
100	$16,372	$159	$16,213	$0.17
200	$33,052	$318	$32,734	$0.34
300	$49,403	$477	$48,926	$0.51

(1)	Source: Hercules Capital Form 10-K for 2018
(2)

EPS calculated on basic weighted shares outstanding of 96,357. Estimates are subject to change due to impact from active participation in the Company's equity ATM program and any future equity offerings.

Existing Equity and Warrant Portfolio – Potential Future Additional Returns to Shareholders

Equity Portfolio

Hercules held equity positions in 55 portfolio companies with a fair value of $120.2 million and a cost basis of $191.9 million as of December 31, 2018. On a fair value basis, 22.7% or $27.3 million is related to existing public equity positions, at December 31, 2018.

Warrant Portfolio

Hercules held warrant positions in 129 portfolio companies with a fair value of $26.7 million and a cost basis of $35.7 million as of December 31, 2018. On a fair value basis, 15.0% or 4.0 million is related to existing public warrant positions, at December 31, 2018.

Portfolio Company IPO and M&A Activity in Q4 2018

IPO Activity

As of February 18, 2019, Hercules held warrant and equity positions in seven (7) portfolio companies that had either completed their IPOs or filed Registration Statements in contemplation of a potential IPO, including:

●

In February 2019, Hercules’ portfolio company Stealth Bio Therapeutics Corp., (NASDAQ: MITO), a clinical-stage biopharmaceutical company developing therapeutics to treat mitochondrial dysfunction, completed its IPO offering 6.5 million American Depositary Shares (“ADS”) at an initial public offering price of $12.00 per ADS. Hercules currently holds warrants for 216,666 shares of Preferred Series A stock as of December 31, 2018.

●

In February 2019, Hercules portfolio company Avedro, Inc. (NASDAQ: AVDR), a leading commercial-stage ophthalmic medical technology company focused on treating corneal ectatic disorders and improving vision to reduce dependency on eyeglasses or contact lenses, completed its IPO offering 5.0 million shares of common stock at an initial public offering price of $14.00 per share. Hercules currently holds warrants for 300,000 shares of Preferred Series AA stock as of December 31, 2018.

●

Hercules portfolio company Lightspeed POS, Inc. (aka Lightspeed Retail), a cloud-based point-of-sale (POS) software solution used by more than 50,000 retailers and restaurants, has filed a preliminary prospectus with Canadian regulators and plans to list its shares of common stock on the Toronto Stock Exchange under the ticker symbol “LSPD.” Hercules currently holds 230,030 shares of Preferred Series C and 198,677 shares of Preferred Series D stock, and warrants for 245,610 shares of Preferred Series C stock as of December 31, 2018.

●	Four (4) portfolio company filed confidentially under the JOBS Act.

There can be no assurances that companies that have yet to complete their IPOs will do so.

M&A Activity

1.

In November 2018, Hercules’ portfolio company Edge Therapeutics, Inc. (NASDAQ: EDGE), a clinical-stage biotechnology company that seeks to discover, develop and commercialize novel, hospital-based therapies capable of transforming treatment paradigms for the management of acute, life-threatening conditions, announced that they have entered into a definitive merger agreement with PDS Biotechnology Corporation, a privately-held, clinical-stage cancer immunotherapy company. The merger is a stock-for-stock transaction, and the merged company will operate under the PDS Biotechnology Corporation name, and the combined company’s common stock is expected to continue to trade on NASDAQ under a new ticker symbol to be announced at a later date. The merger is expected to close in the first quarter of 2019, subject to the approval of the stockholders of each company as well as other customary closing conditions. Terms of the acquisition were not disclosed. Hercules committed $20.0 million in venture debt financing beginning in August 2014, and currently holds 49,965 shares of common stock and warrants for 78,595 shares of common stock as of December 31, 2018.

2.

In January 2019, Hercules’ portfolio company Labcyte Inc., a global biotechnology tools company developing acoustic liquid handling, was acquired by Beckman Coulter Life Sciences, a developer and manufacturer of products that simplify, automate and innovate complex biomedical testing. Labcyte will transition into Beckman Coulter Life Sciences under the larger Danaher Life Sciences platform of companies. Terms of the acquisition were not disclosed. Hercules committed $12.5 million in venture debt financing beginning in October 2009, and currently holds warrants for 1,127,624 shares of Preferred Series C stock as of December 31, 2018.

3.

In February 2019, Hercules’ portfolio company Art.com Inc., one of the largest online sellers of art and wall décor globally, was acquired by Walmart (NYSE: WMT), a multinational retail corporation that operates a chain of hypermarket, discount department stores and grocery stores. Terms of the acquisition were not disclosed. Hercules initially committed $12.0 million in venture debt financing beginning in March 2018, and currently holds warrants for 311,005 shares of Preferred Series B stock as of December 31, 2018.

Distributions

The Board of Directors declared a fourth quarter cash distribution of $0.31 per share. This distribution would represent the Company’s 54th consecutive distribution declaration since its IPO, bringing the total cumulative distribution declared to date to $15.28 per share. The following shows the key dates of our fourth quarter 2018 distribution payments:

Record Date	March 4, 2019
Payment Date	March 11, 2019

Hercules' Board of Directors maintains a variable distribution policy with the objective of distributing four quarterly distributions in an amount that approximates 90% to 100% of the Company’s taxable quarterly income or potential annual income for a particular year. In addition, during the year, the Company’s Board of Directors may choose to pay additional supplemental distributions, so that the Company may distribute approximately all its annual taxable income in the year it was earned, or it can elect to maintain the option to spill over the excess taxable income into the coming year for future distribution payments.

The determination of the tax attributes of the Company's distributions is made annually as of the end of the Company's fiscal year based upon its taxable income for the full year and distributions paid for the full year. Therefore, a determination made on a quarterly basis may not be representative of the actual tax attributes of its distributions for a full year. Of the distributions declared during the quarter ended December 31, 2018, 100% were distributions derived from the Company’s current and accumulated earnings and profits. There can be no certainty to stockholders that this determination is representative of what the tax attributes of the Company’s 2019 distributions to stockholders will be.

Subsequent Events

1.	As of February 18, 2018, Hercules has:

a.	Closed new debt and equity commitments of $55.0 million to new and existing portfolio companies and funded $67.8 million since the close of the fourth quarter.

b.	Pending commitments (signed non-binding term sheets) of $290.6 million.

The table below summarizes our year-to-date closed and pending commitments as follows:

Closed Commitments and Pending Commitments (in millions)
Q1 2019 Closed Commitments (as of February 18, 2019)(a)	$55.0
Q1 2019 Pending Commitments (as of February 18, 2019)(a)	$290.6
Year-to-Date 2019 Closed and Pending Commitments	$345.6

Notes:

a.

Closed Commitments may include renewals of existing credit facilities. Not all Closed Commitments result in future cash requirements. Commitments generally fund over the two succeeding quarters from close.

b.	Not all pending commitments (signed non-binding term sheets) are expected to close and do not necessarily represent any future cash requirements.

2.

On December 7, 2018, the Board of Directors approved a full redemption, in two equal transactions, of $83.5 million of the outstanding aggregate principal amount of the 2024 Notes. The 2024 Notes were fully redeemed on January 14, 2019 and February 4, 2019.

3.

On January 11, 2019, the Company entered into the Seventh Amendment to the Wells Facility. Among others, the amendment amends certain key provisions of the Wells Facility to increase Wells Fargo Capital Finance’s commitments thereunder from $75.0 million to $125.0 million, reduces the current interest rate to LIBOR plus 3.00% with a natural floor of 3.00%, and extends the maturity date to January 2023. The advance rate was increased to 55% against eligible loans.

4.

On January 22, 2019, the Company completed a term debt securitization in connection with which an affiliate of the Company made an offering of $250 million in aggregate principal amount of the 2028 Asset-Backed Notes. The 2028 Asset-Backed Notes were rated A(sf) by KBRA. Interest on the 2028 Asset-Backed Notes will be paid, to the extent of funds available, at a fixed rate of 4.703% per annum. The 2028 Asset-Backed Notes have a stated maturity of February 22, 2028.

5.

In February 2019, Hercules’ portfolio company Stealth Bio Therapeutics Corp., (NASDAQ: MITO), a clinical-stage biopharmaceutical company developing therapeutics to treat mitochondrial dysfunction, completed its IPO offering 6.5 million ADSs at an initial public offering price of $12.00 per ADS. Hercules currently holds warrants for 216,666 shares of Preferred Series A stock as of December 31, 2018.

6.

In February 2019, Hercules portfolio company Avedro, Inc. (NASDAQ: AVDR), a leading commercial-stage ophthalmic medical technology company focused on treating corneal ectatic disorders and improving vision to reduce dependency on eyeglasses or contact lenses, completed its IPO offering 5.0 million shares of common stock at an initial public offering price of $14.00 per share. Hercules currently holds warrants for 300,000 shares of Preferred Series AA stock as of December 31, 2018.

7.

On February 20, 2019, the Company replaced its existing $100.0 million credit facility with MUFG Union Bank with a new credit facility under which City National, Umpqua Bank, Hitachi Capital America Corporation and Mutual of Omaha Bank, together with MUFG Union Bank, have committed a total of $200.0 million in credit capacity subject to borrowing base, leverage and other restrictions. The new credit facility also includes an uncommitted accordion feature of $100.0 million. The interest rate applicable to borrowings under the new credit facility has been reduced to LIBOR plus 2.70%. The new credit facility matures in February 2022, plus a 12-month amortization period. The advance rate under the new credit facility has been increased to 55% against eligible loans.

8.

In February 2019, Hercules’ portfolio company Motif BioSciences Inc. (AIM/NASDAQ: MTFB) entered into an amendment agreement with the Company under which Motif made an immediate early repayment of $7.0 million and will make a further repayment of $0.5 million on the earlier of 90 days, being May 18, 2019, or receipt of funds from an equity raise of $2.0 million or greater.

Conference Call

Hercules has scheduled its fourth quarter and full-year 2018 financial results conference call for February 21, 2019 at 2:00 p.m. PT (5:00 p.m. ET). To listen to the call, please dial (877) 304-8957 (or (408) 427-3709 internationally) and reference Conference ID: 3787301 if asked, approximately 10 minutes prior to the start of the call. A taped replay will be made available approximately three hours after the conclusion of the call and will remain available for seven days. To access the replay, please dial (855) 859-2056 or (404) 537-3406 and enter the passcode 3787301.

About Hercules Capital, Inc.

Hercules Capital, Inc. (NYSE: HTGC) (“Hercules”) is the leading and largest specialty finance company focused on providing senior secured venture growth loans to high-growth, innovative venture capital-backed companies in a broad variety of technology, life sciences and sustainable and renewable technology industries. Since inception (December 2003), Hercules has committed more than $8.5 billion to over 450 companies and is the lender of choice for entrepreneurs and venture capital firms seeking growth capital financing. Companies interested in learning more about financing opportunities should contact info@htgc.com, or call 650.289.3060.

Hercules’ common stock trades on the New York Stock Exchange (NYSE) under the ticker symbol “HTGC.” In addition, Hercules has six outstanding bond issuances of:

Institutional Notes PAR $1000.00

●	4.625% Notes due 2022

Retail Notes (“Baby Bonds”) PAR $25.00

●	5.25% Notes due 2025 (NYSE: HCXZ)
●	6.25% Notes due 2033 (NYSE: HCXY)

Convertible Notes

●	4.375% Convertible Notes due 2022

Securitization Notes

●	4.605% Asset-backed Notes due 2027
●	4.703% Asset-backed Notes due 2028

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You should understand that under Section 27A(b)(2)(B) of the Securities Act of 1933, as amended, and Section 21E(b)(2)(B) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 do not apply to forward-looking statements made in periodic reports we file under the Exchange Act.

The information disclosed in this press release is made as of the date hereof and reflects Hercules’ most current assessment of its historical financial performance. Actual financial results filed with the SEC may differ from those contained herein due to timing delays between the date of this release and confirmation of final audit results. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties, including the uncertainties surrounding the current market volatility, and other factors the Company identifies from time to time in its filings with the SEC. Although Hercules believes that the assumptions on which these forward-looking    statements are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Hercules assumes no obligation to update the forward-looking statements for subsequent events.

Contact:

Michael Hara

Investor Relations and Corporate Communications

Hercules Capital, Inc.

650-433-5578

mhara@htgc.com

HERCULES CAPITAL, INC.

CONSOLIDATED STATEMENT OF ASSETS AND LIABILITIES

(dollars in thousands, except per share data)

	December 31, 2018	December 31, 2017
Assets
Investments:
Non-control/Non-affiliate investments (cost of $1,830,725 and $1,506,454, respectively)	1,801,258	1,491,458
Control investments (cost of $64,799 and $25,419, respectively)	57,619	19,461
Affiliate investments (cost of $85,000 and $87,956, respectively)	21,496	31,295
Total investments in securities, at value (cost of $1,980,524 and $1,619,829, respectively)	1,880,373	1,542,214
Cash and cash equivalents	34,212	91,309
Restricted cash	11,645	3,686
Interest receivable	16,959	12,262
Other assets	2,002	5,244
Total assets	$1,945,191	$1,654,715

Liabilities
Accounts payable and accrued liabilities	$25,961	$26,896
2021 Asset-Backed Notes, net (principal of $0 and $49,153 respectively) (1)	—	48,650
2027 Asset-Backed Notes, net (principal of $200,000 and $0, respectively) (1)	197,265	—
2022 Convertible Notes, net (principal of $230,000 and $230,000, respectively)(1)	225,051	223,488
2022 Notes, net (principal of $150,000 and $150,000, respectively) (1)	147,990	147,572
2024 Notes, net (principal of $83,510 and $183,510, respectively) (1)	81,852	179,001
2025 Notes, net (principal of $75,000 and $0, respectively)(1)	72,590	—
2033 Notes, net (principal of $40,000 and $0, respectively)(1)	38,427	—
SBA Debentures, net (principal of $149,000 and $190,200, respectively) (1)	147,655	188,141
Credit Facilities	52,956	—
Total liabilities	$989,747	$813,748

Net assets consist of:
Common stock, par value	96	85
Capital in excess of par value	1,052,269	908,501
Total distributable earnings (loss)	(92,859)	(67,619)
Treasury Stock, at cost, 376,466 shares as of December 31, 2108 and no shares as of December 31, 2017	(4,062)	—
Total net assets	$955,444	$840,967
Total liabilities and net assets	$1,945,191	$1,654,715

Shares of common stock outstanding ($0.001 par value, 200,000,000 authorized)	96,501	84,424
Net asset value per share	$9.90	$9.96

(1) The Company’s SBA Debentures, 2033 Notes, 2025 Notes, 2022, Notes, 2024 Notes, 2021 Asset-Backed Notes, 2027 Asset-Backed Notes, and 2022 Convertible Notes, as each term is defined herein, are presented net of the associated debt issuance costs for each instrument.

HERCULES CAPITAL, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Investment income:
Interest income
Non-control/Non-affiliate investments	$51,156	$45,375	$185,187	$169,424
Control investments	1,043	466	3,391	1,971
Affiliate investments	488	553	2,058	801
Total interest income	52,687	46,394	190,636	172,196
Fee Income
Commitment, facility and loan fee income:
Non-control/Non-affiliate investments	4,125	3,762	16,776	18,630
Control investments	4	—	5	11
Affiliate investments	73	42	336	43
Total Fee Income	4,202	3,804	17,117	18,684
Total investment income	56,889	50,198	207,753	190,880
Operating expenses:
Interest	10,720	9,811	39,435	37,857
Loan fees	1,221	3,228	7,260	8,728
General and administrative	4,084	3,744	15,488	16,105
Employee compensation:
Compensation and benefits	6,993	7,279	25,062	24,555
Stock-based compensation	3,281	1,618	11,779	7,191
Total employee compensation	10,274	8,897	36,841	31,746
Total operating expenses	26,299	25,680	99,024	94,436
Net investment income	30,590	24,518	108,729	96,444
Net realized gain (loss) on investments
Non-control/Non-affiliate investments	(606)	706	(4,721)	(10,235)
Control investments	—	(487)	(4,308)	(16,476)
Affiliate investments	—	—	(2,058)	—
Total net realized gain (loss) on investments	(606)	219	(11,087)	(26,711)
Net change in unrealized appreciation (depreciation) on investments
Non-control/Non-affiliate investments	(35,409)	(1,623)	(13,082)	43,796
Control investments	(4,937)	(3,551)	(1,222)	14,152
Affiliate investments	(6,776)	(1,197)	(6,842)	(48,683)
Total net unrealized appreciation (depreciation) on investments	(47,122)	(6,371)	(21,146)	9,265
Total net realized and unrealized gain(loss)	(47,728)	(6,152)	(32,233)	(17,446)
Net increase(decrease) in net assets resulting from operations	$(17,138)	$18,366	$76,496	$78,998

Net investment income before investment gains and losses per common share:
Basic	$0.32	$0.29	$1.19	$1.16
Change in net assets resulting from operations per common share:
Basic	$(0.18)	$0.22	$0.83	$0.95
Diluted	$(0.18)	$0.22	$0.83	$0.95
Weighted average shares outstanding
Basic	96,357	83,843	90,929	82,519
Diluted	96,357	84,027	91,057	82,640
Distributions declared per common share:
Basic	$0.31	$0.31	$1.26	$1.24

HERCULES CAPITAL, INC.
NON GAAP FINANCIAL MEASURES
(in thousands, except per share data)

	Three Months Ended December 31,
Reconciliation of Net Investment Income to DNOI	2018	2017
Net investment income	$30,590	$24,518
Stock-based compensation	3,281	1,618
DNOI	$33,871	$26,136

DNOI per share-weighted average common shares
Basic	$0.35	$0.31

Weighted average shares outstanding
Basic	96,357	83,843

Distributable Net Operating Income, “DNOI” represents net investment income as determined in accordance with U.S. generally accepted accounting principles, or GAAP, adjusted for amortization of employee restricted stock awards and stock options. Hercules views DNOI and the related per share measures as useful and appropriate supplements to net operating income, net income, earnings per share and cash flows from operating activities. DNOI is a non-GAAP financial measure. The Company believes that DNOI provides useful information to investors and management because it serves as an additional measure of Hercules’ operating performance exclusive of employee restricted stock amortization, which represents expenses of the Company but does not require settlement in cash. DNOI does include paid-in-kind, or PIK, interest and back end fee income which are generally not payable in cash on a regular basis, but rather at investment maturity or when declared. DNOI should not be considered as an alternative to net operating income, net income, earnings per share and cash flows from operating activities (each computed in accordance with GAAP). Instead, DNOI should be reviewed in connection with net operating income, net income (loss), earnings (loss) per share and cash flows from operating activities in Hercules’ consolidated financial statements, to help analyze how Hercules’ business is performing.

HERCULES CAPITAL, INC.
NON GAAP FINANCIAL MEASURES
(in thousands, except per share data)

December 31, 2018
Total Debt (Principal Outstanding)	$980,466
Long-term SBA Debentures	$(149,000)
Cash and cash equivalents	34,212
Numerator: net debt (total debt less cash and cash equivalents and SBA Debentures)	$865,678
Denominator: Total net assets	$955,444
Net Leverage Ratio	90.6%

Net leverage ratio is calculated by deducting the outstanding cash of $34.2 million and long-term SBA debentures of $149.0 million, at December 31, 2018 from total principal outstanding of $865.7 million divided by our total equity of $955.4 million, resulting in a net leverage ratio of 90.6%. Net leverage ratio is a non-GAAP measure and is not intended to replace financial performance measures determined in accordance with GAAP. Rather, they are presented as additional information because management believes they are useful indicators of the current financial performance of the Company’s core businesses.